Exhibit 99.1

[SCHULLER LOGO]

                                                   NEWS RELEASE

                                          Contact: Sharon Sweet
                                                 (303) 978-4694

            SCHULLER ISSUES 32.5 MILLION SHARES IN
          PROFIT SHARING EXCHANGE WITH MANVILLE TRUST

Denver, Colo. (April 8, 1996) -- Schuller Corporation today announced the consummation of the previously announced Profit Sharing Exchange Agreement with Manville Personal Injury Settlement Trust (Trust). In the transaction, the Trust received 32.5 million shares of Schuller Corporation's common stock in exchange for the elimination of the Trust's right to receive annually 20 percent of Schuller's adjusted net earnings.

"Restructuring the profit sharing arrangement with the Trust is vital to the normalization of our company," said Tom Stephens, Schuller chief executive officer. "By exchanging that obligation for common stock, we are able to create more understandable financial statements, to strengthen our financial position, to simplify our relationship with the Trust, and to eliminate an important cause of investor resistance to our stock. And the Trust, in turn, has received a more liquid security."

Added Robert A. Falise, chairman and managing trustee of the Trust, "This transaction achieves our goal of fully aligning the Trust's ownership interests with those of all Schuller shareholders going forward. We are confident that unencumbered ownership of a strong asset will benefit shareholders and Trust beneficiaries alike."

As a result of the exchange, Schuller expects to record an extraordinary loss of approximately $310 million, net of taxes, during the first quarter of 1996. In addition, Schuller will be required to pay profit sharing to the Trust for the period from January 1, 1996 to April 5, 1996. Calculation of the 1996 profit sharing payment will not include the loss referred to above or the net gain from the disposition of the company's shares of Riverwood International Corporation. In 1995 the pretax profit sharing expense totaled $27.7 million.

Schuller Corporation (NYSE:GLS) is a leading manufacturer of insulation and building products, with 1995 sales of $1.4 billion. Schuller produces and markets insulation products for buildings and equipment, commercial and industrial roofing systems, high-efficiency air filtration media, and fibers and nonwoven mats used as reinforcements in building and industrial applications. Schuller employs approximately 7,500 people and operates 43 manufacturing facilities in North America, Europe and China. Its home page on the worldwide web can be found at http://www.schuller.com. Schuller is headquartered in Denver, Colo.


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